Exhibit 99.1

AptarGroup Reports Record Third Quarter Results; Announces Dry Powder Inhalation Technology Acquisition and Related Charge of $1.3 Million; Declares Dividend

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Oct. 16, 2003--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter results. The Company also announced the acquisition of technology for dry powder inhalation and a charge of approximately $1.3 million (before taxes) relating to the acquisition.

    Third Quarter Results

    For the quarter ended September 30, 2003, sales increased 17 percent to $281.3 million from $239.8 million in the prior year. Approximately $12 million of the increase in sales relates to custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately 9 percent from the prior year. Net income for the third quarter of 2003 increased to a record third quarter level of $19.1 million from $17.8 million a year ago. Diluted earnings per share were $.51 per share compared to $.49 per share in the prior year.
    In the third quarter of 2003, the Company recorded a charge of approximately $1.3 million ($.8 million after taxes) related to research and development costs associated with dry powder technology acquired during the quarter.

    Nine Months Results

    For the nine months ended September 30, 2003, sales increased 21 percent to $834.5 million from $691.6 million in the prior year. Approximately $20 million of the increase in sales relates to custom tooling sales. Sales excluding changes in foreign currency exchange rates increased approximately 10 percent from the prior year. Net income for the first nine months of 2003 increased to $59.7 million from $48.6 million a year ago. Diluted earnings per share were $1.62 per share compared to $1.32 per share in the prior year.
    The results for the first nine months of 2003 include the third quarter charge of approximately $1.3 million ($.8 million after taxes) related to research and development costs associated with the acquired dry powder technology. In the first nine months of 2002, the Company recorded charges of $4.2 million ($2.7 million after taxes) related to a patent dispute settlement and $1.4 million ($.9 million after taxes) for the Strategic Initiative.

    Management Comment

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report another quarter of record results. Higher unit volume, custom tooling sales and the weaker U.S. dollar contributed to the sales increase. Excluding foreign currency translation effects and custom tooling sales, food/beverage market sales continued to show strong growth; sales to the pharmaceutical and personal care markets increased moderately; fragrance/cosmetic market sales were flat and sales to the household market declined from the prior year."
    Siebel added, "Our operating income for the third quarter increased over the prior year. However, operating income as a percent of sales was adversely impacted by the effect of the weaker dollar on cross-currency transactions, the expensing of acquired research and development costs, custom tooling sales which typically have a lower margin than our product sales and continued price competition. The combination of higher operating income and lower net interest expense contributed to the record third quarter diluted earnings per share."

    Dry Powder Inhalation Technology Acquisition

    Recent developments in the pharmaceutical market, including escalating research activity in powder formulations, advances in particle engineering and novel device architectures have positioned dry powder inhalation as a significant factor in the noninvasive drug delivery sector. The Company acquired intellectual property and equipment relating to certain dry powder technology during the third quarter. Siebel explained, "This acquisition is important from a strategic standpoint as it will ensure that we are well positioned to capitalize on future opportunities in the pharmaceutical market as the industry moves to offer more dry powder forms of medications using noninvasive drug delivery methods. In this case, accounting rules require that acquired research and development costs be expensed and, accordingly, we recorded a charge relating to this acquisition in the third quarter."

    Business Segment Performance

    For the quarter, sales of the Dispensing Systems segment increased 19 percent, to $234.8 million from $197.5 million in the prior year. The increase is mainly due to increased sales (including custom tooling) to the pharmaceutical, personal care, and food markets and changes in exchange rates. For the first nine months, sales increased 22 percent to $697.2 million from $570.4 million in the prior year. Third quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $31.1 million from $29.6 million in the prior year. For the first nine months, EBIT for the segment increased to $94.9 million from $86.0 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased 9 percent, to $48.4 million from $44.4 million in the prior year. The increase is primarily due to the weaker U.S. dollar and increased sales to the personal care market. For the first nine months, sales increased 11 percent to $143.1 million from $129.1 million in the prior year. Third quarter EBIT for the SeaquistPerfect segment increased to $4.7 million from $3.0 million a year ago. For the first nine months, EBIT increased to $13.5 million from $9.2 million in the prior year.

    Outlook

    Siebel commented, "As I have mentioned throughout 2003, the horizon of our sales visibility continues to be very short. This makes our ability to forecast quite difficult. Based upon current information, we expect sales to the food/beverage market to continue to be strong. However, we are seeing a slowdown in the incoming order rate from the fragrance/cosmetic market and we have received notification of a planned inventory reduction by a major pharmaceutical customer. Both of these are expected to negatively impact the fourth quarter. Currently, we anticipate that diluted earnings per share for the fourth quarter of 2003 will be in the range of $.45 to $.50 compared to $.50 per share in the prior year."

    Cash Dividend

    Yesterday, the Board of Directors declared a quarterly dividend of $.07 per share, payable November 19, 2003 to shareholders of record as of October 29, 2003.

    Open Conference Call

    There will be a conference call on Friday, October 17, 2003 at 8:00 a.m. CST to discuss the Company's third quarter results for 2003. The call will last approximately one hour and feature remarks by Carl
A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.



                           APTARGROUP, INC.
              Condensed Consolidated Financial Statements
                              (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                                THREE MONTHS ENDED  NINE MONTHS ENDED
                                  SEPTEMBER 30,       SEPTEMBER 30,
                              ----------------------------------------
                                      2003     2002     2003     2002
                              ----------------------------------------

Net Sales                         $281,310 $239,764 $834,546 $691,625
Cost of Sales (exclusive of
 depreciation shown below)         185,774  154,244  546,647  442,509
Selling, Research &
 Development and
Administrative                      42,374   37,415  128,672  110,470
Depreciation and Other
 Amortization                       21,474   19,047   63,786   53,201
Acquired Research &
 Development Charge                  1,250        -    1,250        -
Strategic Initiative Costs:
Severance and Other                      -       29        -    1,004
Patent Dispute Settlement                -        -        -    4,168
                              ----------------------------------------
Operating Income                    30,438   29,029   94,191   80,273
Other Income/(Expense):
Interest Expense                    (2,410)  (2,783)  (7,246)  (8,360)
Interest Income                        665      481    1,977    1,169
Equity in Results of
 Affiliates                            189      123      527      (63)
Minority Interests                    (138)      31     (255)      49
Miscellaneous, net                    (310)    (189)      80     (551)
                              ----------------------------------------
Income before Income Taxes          28,434   26,692   89,274   72,517
Provision for Income Taxes           9,327    8,914   29,612   23,925
                              ----------------------------------------
Net Income (1), (2)                $19,107  $17,778  $59,662  $48,592
                              ========================================

Net Income per Share - Basic         $0.53    $0.49    $1.65    $1.35
                              ========================================
Net Income per Share - Diluted       $0.51    $0.49    $1.62    $1.32
                              ========================================

Average Number of Shares -
 Basic                              36,207   35,952   36,059   35,919
Average Number of Shares -
 Diluted                            37,159   36,531   36,806   36,699

Note to Condensed Consolidated Financial Statements:
(1) For the three and nine months ended September 30, 2003, net income includes the charge of $1,250 related to Acquired Research & Development less a tax benefit of $413.
(2) For the three months ended September 30, 2002, net charges related to the Company's Strategic Initiative included $7 recorded in Cost of Sales, $29 of Severance and Other, less a tax benefit of $14. For the nine months ended September 30, 2002, net charges related to the Company's Strategic Initiative included $295 recorded in Cost of Sales, $140 recorded in Depreciation and Other Amortization, $1,004 of Severance and Other, less a tax benefit of $541.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                                September    December
                                                 30, 2003    31, 2002
ASSETS

Cash and Equivalents                             $148,875     $90,205
Receivables, net                                  229,695     197,881
Inventories                                       154,664     127,828
Other Current Assets                               34,315      31,282
                                               ----------- -----------
Total Current Assets                              567,549     447,196
Net Property, Plant and Equipment                 463,160     434,817
Goodwill, net                                     133,246     128,930
Other Assets                                       38,479      36,728
                                               ----------- -----------
Total Assets                                   $1,202,434  $1,047,671
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                            $92,376      $7,722
Accounts Payable and Accrued Liabilities          190,201     154,966
                                               ----------- -----------
Total Current Liabilities                         282,577     162,688
Long-Term Obligations                             131,631     219,182
Deferred Liabilities                               74,666      71,334
                                               ----------- -----------
Total Liabilities                                 488,874     453,204
Stockholders' Equity                              713,560     594,467
                                               ----------- -----------
Total Liabilities and Stockholders' Equity     $1,202,434  $1,047,671
                                               =========== ===========

                           APTARGROUP, INC.
              Condensed Consolidated Financial Statements
                              (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                                 THREE MONTHS ENDED NINE MONTHS ENDED
                                    SEPTEMBER 30,      SEPTEMBER 30,
                                 -------------------------------------

                                     2003     2002      2003     2002
                                 ------------------ ------------------
NET SALES

Dispensing Systems               $234,841 $197,450  $697,173 $570,418
SeaquistPerfect                    48,444   44,431   143,095  129,051
Intersegment Eliminations          (1,975)  (2,117)   (5,722)  (7,844)
                                 ------------------ ------------------
Total Net Sales                  $281,310 $239,764  $834,546 $691,625
                                 ================== ==================

EARNINGS (1)

Dispensing Systems                $31,133  $29,607   $94,926  $85,977
SeaquistPerfect                     4,666    3,037    13,465    9,242
Corporate Expenses and Other       (4,370)  (3,614)  (12,598)  (9,904)
Acquired Research & Development
  Charge                           (1,250)       -    (1,250)       -
Strategic Initiative Charges (2)        -      (36)        -   (1,439)
Patent Dispute Settlement (2)           -        -         -   (4,168)
                                 ------------------ ------------------
Earnings before Interest and
 Taxes (EBIT)                      30,179   28,994    94,543   79,708
Less: Interest Expense, Net         1,745    2,302     5,269    7,191
                                 ------------------ ------------------
Income before Income Taxes        $28,434  $26,692   $89,274  $72,517
                                 ================== ==================

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as "EBIT") excluding unusual items.
(2) - The Acquired Research & Development Charge, Strategic Initiative Charges and the Patent Dispute Settlement relate to the Dispensing Systems segment.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424